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                                  [LETTERHEAD]

                                                                    EXHIBIT  5.1
                                October 25, 1996


Board of Directors
Precision Castparts Corp.
4650 SW Macadam Avenue, Suite 440
Portland, Oregon 97201

          We have acted as counsel for Precision Castparts Corp., an Oregon corporation, (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 4,600,000 shares of Common Stock of the Company (the "Shares"), including 600,000 shares that are subject to an option granted to the underwriters solely to cover overallotments, if any. We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

          Based on the foregoing, it is our opinion that:

     (1) The Company is a corporation existing under the laws of the state of Oregon; and

     (2) The Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement and in accordance with resolutions adopted by the Board of Directors of the Company, and when payment therefor shall have been received by the Company, will be legally issued, fully paid and nonassessable.

          We consent to the use of our name in the Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement.


                                   Very truly yours,

                                   /s/ Stoel Rives LLP

                                   STOEL RIVES LLP